Sprentd\PHX\785667.7                                 6

Sprentd\PHX\785667.7


                                                         As of February 15, 2000

SAI Investment Adviser, Inc.
1 SunAmerica Center, 34th Floor
Century City
Los Angeles, CA 90067-6022

SunAmerica Life Insurance Company
1 SunAmerica Center, 34th Floor
Century City
Los Angeles, CA 90067-6022

KZH Soleil-2 LLC
c/o The Chase Manhattan Bank
450 West 33rd Street, 15th Floor
New York, New York 10001

Harris Trust & Savings Bank
111 West Monroe Street
Chicago, Illinois 60603

Ladies and Gentlemen:

         Reference is made to that certain Senior Secured Loan Agreement dated as of May 14, 1999 (as previously amended, the "Loan Agreement") among Ugly Duckling Corporation, a Delaware corporation ("Borrower"), Harris Trust & Savings Bank, as Collateral Agent (the "Collateral Agent") and the Lenders party thereto (together with their respective successors and assigns, "Lenders"). Reference is also made to that certain letter, dated February 7, 2000 from Borrower to John Lapham of SunAmerica Life Insurance Company (the "Request Letter") which describes a proposed tender offer (the "Tender Offer") under which the Borrower would tender for up to 2.5 million shares of the Borrower's stock at a price of $11 per share (the "Exchange") and pursuant to which the purchase price would be paid in subordinated debt securities of the Borrower (the "Exchange Debt"). All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Loan Agreement.

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Loan Documents are, upon execution hereof by Collateral Agent and the Required Lenders, hereby amended as follows:

         1. The Lenders and Collateral Agent hereby consent to the Tender Offer and the Exchange, as described in the Request Letter, notwithstanding any provision of the Loan Agreement or the Loan Documents to the contrary including, without limitation, Section 7.8 of the Loan Agreement (Distributions) and
Section 7.13 of the Loan Agreement (Transactions With Affiliates) (which may be applicable by virtue of the fact that the Tender Offer and the Exchange involves a transaction with Borrower's shareholders, who include Ernest C. Garcia II and certain other directors and officers). The Lenders also agree that so long as the Exchange Debt is (a) subject to the subordination provisions of the Indenture, dated October 15, 1998 (the "Indenture"), from Borrower to Harris Trust and Savings Bank, as trustee (pursuant to which existing Subordinated Debt described on Exhibit G to the Loan Agreement was issued and the Exchange Debt will be issued) as in effect on the date hereof and (b) issued pursuant to a supplemental indenture in substantially the form delivered to the Lenders prior to the date hereof, the Exchange Debt shall be Subordinated Debt as defined in the Loan Agreement. Borrower hereby designates the Loan as "Designated Senior Indebtedness" pursuant to the Indenture and agrees to maintain such designation at all times. Borrower will promptly notify the trustee under the Indenture of such designation and in connection with each supplemental indenture hereafter entered into in connection with the Indenture, Borrower will cause such supplemental indenture to provide that the Loan is included as "Designated Senior Indebtedness."

2. Section 6.13 of the Loan Agreement is hereby amended in its entirety to provide as follows:

                  6.13.   Tangible  Net  Worth.   Borrower   shall   maintain  a
         consolidated Tangible Net Worth of not less than the sum of (i) $100,000,000, plus (ii) 50% of the cumulative net earnings (but only to the extent positive) after taxes of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles for each period ending after December 31, 1999, plus (iii) 75% of the cumulative net proceeds of the issuance of any additional shares of capital stock of Borrower after February 15, 2000, and minus (iv) the cumulative amount of payments received by Borrower pursuant to that Promissory Note, dated December 30, 1999 made by Cygnet Capital Corporation to Ugly Duckling Finance Corporation in the original principal amount of $12,000,000 through the retirement of stock in Borrower held by Ernest C. Garcia II. As used in this Section 6.13, "net proceeds" of the issuance of capital stock shall mean the gross cash proceeds of such issuance less reasonable and customary fees and expenses actually incurred in connection therewith, including, without limitation, underwriting fees, investment banking fees, attorneys' and accountant's fees, regulatory and listing fees and due diligence costs and expenses.

3. A new Section 6.13A is hereby added to the Loan Agreement to provide as follows:

                  6.13A.  Tangible Net Worth and  Subordinated  Debt. The sum of
         (i) the consolidated Tangible Net Worth of Borrower and (ii) the outstanding amount of indebtedness of Borrower as to which the repayment of principal and interest is subordinated to repayment of the Loan, shall not be less than $150,000,000.

4. Section 6.14 of the Loan Agreement is hereby amended in its entirety to provide as follows:

                  6.14 Consolidated EBITDA to Consolidated Interest Expense. As of the end of each quarterly fiscal period of Borrower for the fiscal quarter then ended and the immediately preceding three (3) fiscal quarters taken as a whole (each a "Test Period"), Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than the amount set forth below for each Test Period ending during the period set forth below:

                  Period                                          Ratio

         Closing to and including June 30, 1999                   0.60 to 1.0

         July 1, 1999 to and including September 30, 1999         0.85 to 1.0

         October 1, 1999 to and including December 31, 1999       1.00 to 1.0

         January 1, 2000 to and including March 31, 2000          1.35 to 1.0

         April 1, 2000 and thereafter                             1.50 to 1.0

5. A new Section 6.14A is hereby added to the Loan Agreement to provide as follows:

                  6.14A. Quarterly Consolidated EBITDA to Consolidated Interest Expense. As of the end of each fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 2000, Borrower shall maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 1.1 to 1.0 for such fiscal quarter.

         Except as specifically modified by this agreement, all of the terms and provisions of the Loan Agreement, each other Loan Document and each of the documents referred to therein or delivered in connection therewith shall remain in full force and effect. The amendments set forth herein shall be limited precisely as written and shall not be deemed, except as expressly set forth herein, (a) to be a consent to any modification or waiver of other terms or conditions of the Loan Agreement, any other Loan Document or any of the documents referred to therein or delivered in connection therewith or (b) to prejudice any right, remedy, power or privilege which any party hereto or any party consenting hereto now has or may have in the future under or in connection with the Loan Agreement, any other Loan Document or any of the documents referred to therein or delivered in connection therewith. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall, to the extent set forth therein, continue to secure the payment of all obligations and liabilities of the Borrower under the Loan Agreement and/or any of the other Loan Documents, in each case as amended hereby.

         The Borrower shall promptly pay the reasonable out-of-pocket expenses incurred by the Collateral Agent and the Lenders in connection with the preparation of this agreement including the reasonable fees, disbursements and other charges of its counsel. The Borrower agrees to pay a modification fee of $25,000 to the Lenders upon the execution and delivery of this agreement by the parties hereto.

         This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

         (i) The execution, delivery and performance of this Letter Agreement by Borrower and Guarantor has been duly authorized by all necessary corporate action of Borrower and Guarantor.

         (ii) This Letter Agreement has been duly executed and delivered by Borrower and Guarantor and constitutes the legal, valid and binding obligation of Borrower and Guarantor in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

         (iii) As of the date hereof, the representations and warranties of Borrower and Guarantor set forth in the Loan Documents are true and correct in all material respects.

         (iv) As of the date hereof and after giving effect to the execution and delivery of this Letter Agreement by Borrower, Collateral Agent and Lenders, no Default or Event of Default has occurred and is continuing.

         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         Please sign and return the enclosed copy of this letter.

                               Very truly yours,

                               UGLY DUCKLING CORPORATION, a Delaware corporation

                               By: /S/ Jon D. Ehlinger
                               -----------------------
                               Name:  Jon E. Ehlinger
                               Title: Secretary

CONSENTED:

GALAXY CLO 1999-1, LTD.

By:      SAI Investment Adviser, Inc.,
         its Collateral Manager


         By:
         Name:
         Title:


SUNAMERICA LIFE INSURANCE
COMPANY

By:
Name:
Title:

KZH SOLEIL-2 LLC

By:
Name:
Title:


HARRIS TRUST & SAVINGS BANK,
as Collateral Agent

By:
Name:
Title:

         Guarantor hereby consents and agrees to the foregoing and agrees that the Guaranty remains in full force and effect and that the Guaranteed Obligations (as defined in the Guaranty) include, without limitation, payment of the obligations of Borrower pursuant to the foregoing Letter Agreement and the Loan Documents as amended by the foregoing Letter Agreement.

                                   UGLY  DUCKLING CAR SALES AND FINANCE
                                   CORPORATION, an Arizona corporation

                                   By: /S/ JON D. EHLINGER
                                   -----------------------
                                   Name:  Jon D. Ehlinger
                                   Title:  Secretary